EXHIBIT 99.1

Altavista, VA (April 25, 2005) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $477,000 or $0.33 per basic share for the quarter ended March 31, 2005, an 8.41% increase when compared to net income after taxes of $440,000 or $0.30 per basic share for the same period of 2004.

The 8.41% increase in net income after taxes for the quarter ended March 31, 2005 is driven primarily by an increase in net interest income after provision for loan losses as interest income increased by $276,000 and the provision for loan losses, reflecting fewer problem loans, decreased by $48,000 compared to the same time period in 2004.

Profitability as measured by the Company’s return on average assets (ROA) was 0.86% for the three months ended March 31, 2005, up from 0.85% for the same period of 2004. Another key indicator of performance, the return on average equity (ROE), for the three months ended March 31, 2005 was 8.59%, up from 8.14% for the three months ended March 31, 2004.

Net interest income was $1,880,000 for the three months ended March 31, 2005 compared to $1,808,000 for the three months ended March 31, 2004 and is attributable to interest income from loans and securities exceeding the cost associated with interest paid on deposits. The net interest margin decreased to 3.76% for the three months ended March 31, 2005, from 3.78% for the three months ended March 31, 2004. The decrease was attributable to the upward repricing of deposits at a faster rate than the Company’s loans as time deposits, the highest paying deposit category, have increased 11.42% from March 31, 2004 to March 31, 2005.

Interest income on loans and securities increased 10.39% in the first quarter of 2005 compared to the first quarter of 2004 due to higher loan volume and the impact of upward repricing variable rate loans as the prime rate has increased 1.75% since March 31, 2004. Interest and fees on loans was $2,431,000 for the three-month period ended March 31, 2005, up from $2,167,000 for the same period in 2004.

Interest expense on deposits increased 24.03% in the first quarter of 2005 compared to the first quarter of 2004 due to higher deposit volume and the impact of upward repricing of deposit liabilities during 2004 and the first quarter of 2005.

Non-interest income decreased $21,000 or 3.68% for the three-month period ended March 31, 2005 compared to the same period of 2004. The decrease from 2004 was due to a $40,000 decrease in fees on sales of mortgage loans resulting from a slight increase in mortgage rates and fewer refinances in the first quarter of 2005. The Company did experience a 12.50% increase in commissions from investment and insurance sales through BI investments and Banker’s Insurance as an additional investment broker was added to the Company’s staff.

Non-interest expense increased $41,000 or 2.47%, for the three-month period ended March 31, 2005 compared to the same period of 2004. The increase in non-interest expense is primarily attributable to the growth of the Company’s personnel expenses and a 28.89% increase in furniture and equipment expenses. The increase in the furniture and equipment expense is associated with depreciation and service cost of equipment at the new Forest office that opened in August 2004 and improvements to our core system software made in June 2004.

Total assets at March 31, 2005 were $224,670,000 up 2.21% from $219,813,000 at December 31, 2004. The principal components of the Company’s assets at the end of the period were $33,333,000 in securities and $160,442,000 in net loans. During the quarter ended March 31, 2005, net loans increased 1.00% or $1,596,000 from $158,846,000 at December 31, 2004. Also during the quarter, securities decreased 2.60% or $891,000 from December 31, 2004.

Total liabilities at March 31, 2005 were $202,432,000, up 2.44% from $197,606,000 at December 31, 2004, primarily as a result of an increase in savings and NOW accounts from December 31, 2004 of $3,883,000 or 6.49% and an increase in demand deposits from December 31, 2004 of $1,321,000 or 6.68%.

Total stockholders’ equity at March 31, 2005 was $22,238,000, including $17,272,000 in retained earnings and $13,000 of accumulated other comprehensive income, which represents net unrealized gains on available-for-sale securities. At December 31, 2004, total stockholders’ equity was $22,207,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from two offices located in the town of Altavista and four offices located within or near the city of Lynchburg, Virginia. A new full service branch in Forest, Bedford County, Virginia opened in August 2004.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements that reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 3/31/2005	Year Ended 12/31/2004	3 Months Ended 3/31/2004
Net Interest Income	$1,880	$7,400	$1,808
Provision for Loan Losses	60	223	108
Noninterest Income	549	2,255	570
Noninterest Expense	1,699	6,901	1,658
Net Income	477	1,819	440

Balance Sheet Highlights	3/31/2005	12/31/2004	3/31/2004
Net Loans	$160,442	$158,846	$149,461
Total Investments	33,333	34,224	35,716
Total Assets	224,670	219,813	207,464
Total Deposits	201,535	196,639	184,786
Stockholder’s Equity	22,238	22,207	21,829

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com